UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

O2DIESEL CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32217

Delaware	91-2023525
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301
Newark, DE	19713
(Address of principal executive offices)	(Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 31, 2005, O2Diesel Corporation (the “Company”) announced the election by the Board of Directors (the “Board”) of Jeffrey L. Cornish as a member of the Board. Mr. Cornish fills a vacancy created by the August 16, 2004 vote of the shareholders to expand the number of Board seats to nine. Mr. Cornish will be a Class C director and his term will expire at the 2007 annual meeting of stockholders.

     One member of Company’s Board recommended Mr. Cornish for election as a director, after the Company conducted a search for an additional independent director. The Board has determined that Mr. Cornish qualifies as an independent director under the American Stock Exchange listing standards. There was no arrangement or understanding pursuant to which Mr. Cornish was elected as a director, and there are no related party transactions between Mr. Cornish and the Company. For accepting appointment as an outside director, Mr. Cornish will receive an option to purchase 200,000 shares of common stock pursuant to the Company’s 2004 Stock Incentive Plan, subject to Board approval.

     Mr. Cornish will serve on the Company’s Audit Committee, filling a vacancy created on January 1, 2005 when a Board member resigned.

     Mr. Cornish is the President of Performance Logistics Group (“PLG”), which is the second largest transporter of new cars in the United States. PLG is privately held and is located in Wayne, Michigan. Prior to joining PLG, Mr. Cornish was Senior Vice President-Finance, Chief Financial Officer & Chief Information Officer of Pilot Travel Centers, a national petroleum retailer and restaurant franchisee with operations in 38 states.

     A copy of the press release dated June 6, 2005, announcing the election of Mr. Cornish to the Board of Directors, is attached hereto as Exhibit 99.1.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

99.1	Text of Press Release, issued by O2Diesel Corporation on June 6, 2005. Filed herewith.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By: /s/ Alan R. Rae
       Alan R. Rae
       President and Chief Executive Officer

Date: June 6, 2005